Exhibit 99.1

NEWS

DMC GLOBAL ANNOUNCES CEO TRANSITION & UPDATES FINANCIAL GUIDANCE

BROOMFIELD, Colo. – January 17, 2023 – DMC Global Inc. (Nasdaq: BOOM) today announced Kevin Longe has stepped down as president and chief executive officer, effective immediately. DMC’s board of directors has named chief financial officer Michael Kuta and the Company’s chairman, David Aldous, as interim co-CEOs. Mr. Kuta has agreed to postpone his previously announced retirement and will remain on DMC’s leadership team to ensure a smooth transition. He will also retain the title of CFO until his successor is named.

Director Richard Graff, a member of DMC’s Board of Directors, was appointed interim chairman of the board while Aldous serves as Co-CEO.

The DMC board will work with a leading executive search firm to identify and evaluate internal and external candidates for a new CEO to lead DMC in the next stage of its development.

“On behalf of the Board, I want to thank Kevin for his stewardship of DMC, and his service to our employees, customers and stakeholders,” Aldous said. “As we enter the next phase of DMC’s evolution, we are dedicated to improving returns for the Company’s stakeholders. We will continue to ensure each of our businesses has the leadership, strategy, and resources that will enable their long-term growth. With our businesses positioned for success, we are now at an important inflection point in our development as a company.”

Kuta added, “We are laser focused on enabling each of our businesses to achieve their growth objectives, deliver industry leading margins and improved free cash flow. Our highest priorities include accelerating the integration of Arcadia, strengthening the profitability of DynaEnergetics, achieving commercial success with NobelClad’s new products, and improving DMC’s cash flow through more effective working capital management and targeted cost reductions. I am very encouraged by the strength of DMC and its businesses, as well as our prospects for growth and improved returns for our shareholders.”

DMC Updates Guidance
DMC updated its guidance for the 2022 fourth quarter. Sales are now expected in a range of $173 million to $175 million versus prior guidance of $158 million to $168 million. The Company also expects adjusted EBITDA will be at or slightly above the high end of its previously guided range of $15 million to $18 million.

About David Aldous
Aldous joined the DMC board of directors in 2013 and became chairman in 2018. He has over 35 years of corporate leadership experience in the energy, alternative energy, chemical and petrochemical industries. Most recently, he was the CEO and director of Rive Technology Inc., a privately held nanotechnology company providing solutions for diffusion-limited reactions to the refining, chemical, and petrochemical industries. Prior to joining Rive Technology in 2012, Aldous served as CEO and director of Range Fuels Inc., a clean energy and biofuels company from 2009 to 2012. Aldous also spent more than 20 years with Royal Dutch Shell where he held the roles of executive vice president of portfolio and strategy, president of Shell Canada Products, and president and CEO of CRI/Criterion, a global portfolio of technology, licensing, and manufacturing companies. Additionally, he served as director and chairman of several Shell joint ventures and as a director of Lanzatech. Aldous holds a bachelor of science in fuels engineering from the University of Utah and an MBA with distinction from Northwestern University.

About Michael Kuta
During his 25-year financial career, Kuta has gained extensive experience managing complex financing transactions, developing long-range strategic business-unit growth plans, integrating mergers and acquisitions, managing capital structure, debt and equity financing, building and developing financial teams, and providing financial and operational leadership. His industry experience spans industrial, energy, and petrochemical sectors.

Prior to joining DMC as CFO in 2014, Kuta was Corporate Controller of the Lubrizol Corporation, a global specialty chemicals company owned by Berkshire Hathaway, where he was responsible for corporate accounting, consolidation and financial reporting functions, and oversight of internal controls. Prior to Berkshire Hathaway’s 2011 acquisition of Lubrizol, Kuta held a variety of financial roles at Lubrizol, where he gained extensive experience in business partnering, financial planning and analysis, treasury and capital markets, and leading finance and accounting organizations. Kuta also held several roles of increasing responsibility at other diversified manufacturing companies, including Lincoln Electric. He earned a bachelor’s degree in accounting from Kent State University and an MBA in finance from Case Western Reserve University. He also is a CPA.

About DMC Global Inc.
DMC Global operates three differentiated, asset-light manufacturing businesses that serve niche segments of the building products, energy, and industrial infrastructure industries. DMC supports its companies with long-term capital and strategic, financial, legal, technology and operating resources, enabling them to grow their core businesses, launch new initiatives, upgrade technologies and systems, and make acquisitions that improve their competitive positions and expand their markets. The DMC family of companies consists of Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit WWW.DMCGLOBAL.COM.

Safe Harbor Language
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding leadership matters, business objectives, and financial results including growth, sales, adjusted EBITDA, margins and cash flows. Such statements and information are based on numerous assumptions regarding factors including present and future business strategies, the markets in which we operate, anticipated costs and ability to achieve goals. Forward-looking information and statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results and performance to be materially different from those expressed or implied by such forward-looking information and statements, including but not limited to the risks detailed from time to time in our SEC reports, including the annual report on Form 10-K for the year ended December 31, 2021, all of which are incorporated by reference herein. We do not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

###

INVESTOR CONTACT:
Geoff High
Vice President of Investor Relations
303-604-3924

MEDIA CONTACT:
Dan Gagnier or Riyaz Lalani
Gagnier Communications
646-342-8087